Exhibit 10.1
Non-Employee Director Compensation Summary
     For the 2006-2007 period, each non-employee director of Range Resources corporation (the “Company”), other than the Chairman of the Board of Directors (the“Board”), shall receive the following compensation.
     1.  Cash retainer fee of $40,000 per year, payable quarterly.
     2.   Meeting Fees of $1,000 for each Board meeting or meeting of a committee thereof, attended either in person or by telephone.
     3.   An award of 12,000 fully vested stock appreciation rights under the Company’s 2004 Non-Employee Director Stock Option Plan, at a price of $24.33 per share.
     4.   A grant of 2,500 fully vested unregistered deferred shares of common stock, at a price of $24.33 per share, to be placed in such director’s account under the Company’s Deferred Compensation Plan for Directors and Select Employees.
      For the 2006-2007 period, the non-employee Chairman of the Board Shall receive the following compensation:
     1.   Cash retainer and fee of $135,000 per year payable quarterly in cash.
     2.   Meeting Fees of $1,000 for each Board meeting or meeting of a committee thereof, attended either in person or by telephone.
     3.   An award of 12,000 fully vested stock appreciation rights under the Company’s 2004 Non-Employee Director Stock Option Plan at a price of $24.33 per share.
     4.   A grant of 2,500 fully vested unregistered deferred shares of common stock, at a price of $24.33 per share, to be placed in such director’s account under the Company’s Deferred Compensation Plan for Directors and Select Employees.